At RF Micro Devices                                                             At the Financial Relations Board
Dean Priddy                            Douglas DeLieto                         Joe Calabrese
Chief Financial Officer             VP, Investor Relations                 (212) 827-3772
(336) 931-7975                      (336) 931-7968

FOR IMMEDIATE RELEASE
March 29, 2007

RFMD PRICES $350 MILLION PRIVATE PLACEMENT OF
0.75% CONVERTIBLE SUBORDINATED NOTES DUE 2012 AND
1.00% CONVERTIBLE SUBORDINATED NOTES DUE 2014

GREENSBORO, NC, March 29, 2007 - RF Micro Devices, Inc. (NASDAQ: RFMD) today announced the pricing of its offering of $175 million aggregate principal amount of 0.75% Convertible Subordinated Notes due 2012 and $175 million aggregate principal amount of 1.00% Convertible Subordinated Notes due 2014 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act").  The sale of the notes is expected to close on April 4, 2007, subject to satisfaction of customary closing conditions.  RFMD also granted the initial purchaser of the notes a 30-day option to purchase up to an additional $25 million aggregate principal amount of 0.75% Convertible Subordinated Notes due 2012 and up to an additional $25 million aggregate principal amount of 1.00% Convertible Subordinated Notes due 2014, in each case, solely to cover over-allotments.

The notes will pay interest semiannually at a rate of 0.75% per year and 1.00% per year, respectively, and will be subordinated to all existing and future senior indebtedness of RFMD and effectively subordinated to all existing and future indebtedness and other liabilities of RFMD's subsidiaries.  The notes will be convertible, subject to certain conditions.  Upon conversion of a note, a holder will receive cash in an amount equal to the lesser of $1,000 and the applicable conversion value and, if the applicable conversion value is greater than $1,000, payment of the excess value, at RFMD's option, in the form of cash, shares of RFMD's common stock or a combination of cash and common stock. The initial conversion rate of both the 0.75% Convertible Subordinated Notes due 2012 and the 1.00% Convertible Subordinated Notes due 2014 is 124.2969 shares of common stock per $1,000 principal amount of the notes (which is equivalent to an initial conversion price of approximately $8.05 per share), subject to adjustment upon the occurrence of certain events.  This represents a conversion premium of approximately 27.5% relative to the last quoted sale price of RFMD's common stock on the Nasdaq Global Select Market on March 29, 2007.

RFMD intends to use the net proceeds from the offering for general corporate purposes, including working capital, potential acquisitions and future stock repurchases.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The notes and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to the likelihood, and timing, of completion of the offering and the use of proceeds described above. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected, including, without limitation, market factors affecting the price of bonds and equity securities, the amount of cash generated from the business, prevailing interest rates and the existence of alternative uses for the Company's cash.